EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the registration of 20,000,000 shares of common stock issuable pursuant to the Ladenburg Thalmann Financial Services Inc. (“LTFS”) Amended and Restated 2009 Incentive Compensation Plan of our reports dated March 12, 2014 with respect to the consolidated financial statements and effectiveness of internal control over financial reporting of LTFS included in its Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission.

/s/ EisnerAmper LLP

New York, New York
August 11, 2014